Exhibit 10.1

2009 MANAGEMENT INCENTIVE PLAN

Fiscal 2015 Incentive Program

For Corporate SBO Positions

Adopted August 21, 2014

This Sysco Corporation Fiscal 2015 Incentive Program FOR CORPORATE sbo pARTICIPANTS (the “Program”) was adopted pursuant to the Sysco Corporation 2009 Management Incentive Plan (the “Plan”) by the Plan Committee (as defined in the Plan) of Sysco Corporation (the “Company”) on August 21, 2014, and shall be effective for the Company’s fiscal year ending June 27, 2015 (the “Program Year”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1. Participants. For purposes of this Program, “Senior Officer” shall mean the Company’s Chief Executive Officer, the Company’s Chief Financial Officer or the Company’s President of Foodservice Operations.  The Participants in this Program are in groups as follows:

(A)Corporate SBO Participants: Those persons who serve in a Corporate SBO Position and are designated by a Senior Officer as eligible to participate in the Program.

(B)Senior Executive Participants:  Corporate SBO Participants who are “covered employees” of the Company within the meaning of Code Section 162(m) and Treasury Regulation 1.162-27(c)(2) (or any successor statute, any regulatory section, or any administrative interpretation thereof) for the Program Year.  If it is determined that a Participant is a Senior Executive Participant for the Program Year, such Participant’s bonus shall be calculated subject to any and all restrictions applicable to Senior Executive Participants under the Plan and this Program for the Program Year.

Once a person is designated as a Participant in this Program, the Plan Committee may remove the Participant as a Participant in this Program with or without cause at any time during the Program Year, and the Participant shall not be entitled to any bonus under this Program for the Program Year regardless of when during the Program Year such Participant is removed.

2.Definitions.

(A) For calculation of a performance bonus the following metrics are defined as follows:

(i)Total Invested Capital: Means for any given fiscal year, and with respect to the Company, the sum of the following:

(AA) Stockholder’s Equity: the average of the amounts outstanding of stockholder’s equity for the Company (determined in accordance with Section 2(C) hereof) at the end of each fiscal quarter of the Program Year as it may be adjusted pursuant to Section  3(B) for which the computation is being made (quarterly average basis).

(BB)Long-Term Debt: – the average of the long-term portion of the debt of the Company (determined in accordance with Section 2(C) hereof) outstanding at the end of each fiscal quarter of the Program Year as it may be adjusted pursuant to Section 3(B) for which the computation is being made (quarterly average basis).

(ii)Return on Invested Capital: Means the Return on Invested Capital for the Company, is expressed as a percentage and is computed by dividing the Company’s net after-tax earnings, as it may be adjusted pursuant to Section 3(B), for the Program Year by the Company’s Total Invested Capital, as it may be adjusted pursuant to Section 3(B), for the Program Year.

(iii)Company Sales Growth and Gross Profit Dollars Growth: Means the Sales Growth and Gross Profit Dollars Growth for the Company, is expressed as a percentage and is computed by comparing the Company’s sales and gross profit dollars, as they may be adjusted pursuant to Section 3(B), for the Program year to the Company’s sales and gross profit dollars for the prior fiscal year, as they may be adjusted pursuant to Section 3(B).

(iv)Strategic Bonus Objectives: Means key non-financial goals for the Program Year, as established by the Plan Committee and as set forth in the Participant’s MIP bonus award letter.

(v)Company Capital Efficiency Bonus Percentage: Means the percentage determined from Table A – Return on Invested Capital, attached hereto, which coincides with the Company’s Return on Invested Capital for the Program Year.

(vi)Company Earnings Bonus Percentage: Means the percentage determined from Table A - Fully Diluted EPS, attached hereto, which coincides with the Company’s full diluted earnings per share for the Program Year.

(vii)Company Sales Growth and Gross Profit Dollar Growth Bonus Percentage: Means the percentage determined from Table A - Company Sales Growth and Gross Profit Dollar Growth, attached hereto, which is computed by comparing the Company’s Sales Growth and Gross Profit Dollar Growth for the Program Year to the Company’s Projected Sales Growth and Gross Profit Dollar Growth for the Program Year.

(viii)Strategic Bonus Objective Bonus Percentage: Means the percentage determined from Table A – Strategic Bonus Objective Achievement, attached hereto, which coincides with Participant’s achievement of Strategic Bonus Objectives for the Program Year.

(B)Corporate SBO Position: Means (i) the Senior Officers and (ii) those Participants  who are employed by the corporate office of the Company as a President, Executive Vice President, Senior Vice President or Vice President.

(C)Bonus Target Amount: Means a Participant’s Target Bonus Percentage for the Program Year multiplied by the Participant’s base salary as of the end of the relevant Program Year.

(D)Bonus for a Coporate SBO Position: Means the sum of the Company Performance Bonus an SBO Position and the Individiual Bonus for an SBO Position.

(E)Company Performance Bonus for a  SBO Position: As defined in Section 3(A)(i) hereof.

(F)Company Financials Weighting Factor: As applied to a Corporate SBO Position means eight-tenths (0.8).

(G)GAAP Change Year: As defined in Section 3(C)(i) hereof.

(H)Individual Performance Bonus for a SBO Position: As defined in Section 3(A)(ii) hereof.

(I)Method of Calculating Quarterly Averages: In determining the average amount outstanding of Stockholders’ Equity, and Long-Term Debt of the Company under Sections 2(A)(i)(AA) and 2(A)(i)(BB), above, such averages shall be determined by dividing five (5) into the sum of the amounts outstanding of the relevant category at the end of each of the four quarters of the relevant Program Year plus the amount outstanding of the relevant category at the beginning of the relevant Program Year.

(J)Rate Change Year: As defined in Section 3(C)(iii) hereof.

(K)Target Bonus Percentage:  The percentage set forth in the Participant’s bonus letter for the Program Year.

3. Calculation of Bonus.

(A)     Bonus Formula.  The Bonus for a Coporate SBO Position for the Program Year shall be based 80% on financial performance of the Company as a whole and 20% on an individual Participant’s performance with respect to Strategic Bonus Objectives, and shall be equal to the sum of the (i) and (ii), calculated as follows:

(i) Company Performance Bonus for a Corporate SBO Position. The Company Performance Bonus for a SBO Position shall be determined shall be equal to the sum of the following:

(AA)Company Earnings Bonus –

Participant’s Bonus Target Amount	X	Company Earnings Bonus Percentage	X	50% X	Company Financials Weighting Factor	=	Company Earnings Bonus

(BB) Company Sales Growth and Gross Profit Dollars Growth Bonus  –

Participant’s Bonus Target Amount	X	Company Sales Growth and Gross Profit Dollars Bonus Percentage	X	30% X	Company Financials Weighting Factor	=	Company Sales Growth and Gross Profit Dollars Bonus

(CC) Company Capital Efficiency Bonus –

Participant’s Bonus Target Amount	X	Company Capital Efficiency Bonus Percentage	X	20% X	Company Financials Weighting Factor	=	Company Capital Efficiency Bonus

(ii) SBO Performance Bonus for a Corporate SBO Position.  The SBO Performance Bonus for a Corporate SBO Position shall be determined based on the performance of the Company as, and shall be equal to the sum of the following:

(DD) Strategic Bonus Objective Bonus –

Participant’s Bonus Target Amount	X	Strategic Bonus Objective Bonus Percentage	X	20%	=	Strategic Bonus Objective Bonus

Each of the above components of the Bonus for a  SBO Position shall be calculated and awarded independently.  If performance for the Program Year with respect to a component does not meet Threshold, a Participant will not receive any bonus with respect to that component.  If performance for the Program Year is between Threshold and Maximum, the amount of bonus earned with respect to that component will be determined as set forth on the on the applicable Table A attached to this Program.  Prior to the date that is ninety (90) days after the beginning of the Program Year, the Plan Committee shall determine the Threshold, Target and Maximum performance metrics and the respective payout percentages to be set forth on Table A for the Company.

(B)Performance Metric Adjustments.  Certain items of revenue, expense, gain, losses or other adjustments resulting from extraordinary or non-recurring items, will be taken into account in the application of the relevant performance metrics used to determine the Participants’ bonuses under this Program in accordance with the following:

(i)Multi-Employer Pension Adjustments.  Adjustments resulting from the Company’s or an Operating Company’s complete or partial withdrawal from a multi-employer pension plan sponsored by a third party in which the Company or an Operating Company participates (“Pension Adjustments”). The amount of any such adjustment shall be determined in accordance with GAAP. Pension Adjustments shall initially be excluded from the calculation of the performance metrics used to determine Participants’ bonuses under this Program; provided however, the Plan Committee may include all or any portion of such Pension Adjustments in the determination of a Participant’s bonus hereunder in its discretion, provided such inclusion shall not apply to a Senior Executive Participant unless the Plan Committee determines that the inclusion of all or any portion of such Pension Adjustments will not impact the Company’s ability to deduct the bonus payable to a Senior Executive Participant under this Program under Section 162(m) of the Code.

(ii)Restructuring Charges Adjustment.  Adjustments resulting from the Company’s or an Operating Company’s costs including, but not limited to, severance, facility closures and consolidations and asset write downs.  The foregoing notwithstanding, the following items will not be eligible for adjustment under this provision: ERB, COLI, Fuel and Tax.

(iii)Acquisitions and Divestitures.  All or any portion of operating results, acquisition and divestiture expenses (including any applicable break up fees), acquisition debt, if any, and any gains or losses relating to or resulting from (AA) an acquisition by the Company of stock (or other equity interest) or substantially all of the assets of a corporation, partnership, limited liability company or other entity for a purchase price in excess of $100 million;  and  (BB) a divestiture of an Operating Company or operating division of the Company (or substantially all of the assets thereof) for a sale price in excess of $100 million may be excluded from the determination of the Company Performance Bonus under this Program; provided however, such exclusion shall not apply to a Senior Executive Participant unless the Plan Committee determines that the exclusion of all or any portion of such adjustments will not impact the Company’s ability to deduct the bonus payable to a Senior Executive Participant under this Program under Section 162(m) of the Code.

(iv)Certain Other Events.  Notwithstanding the foregoing, the Plan Committee may include or exclude from the determination of a Participant’s bonus hereunder the results of certain other extraordinary or non-recurring items not otherwise contemplated by this Section (B), and expenses related to acquisitions by, or restructuring of, the Company and its subsidiaries (whether or not such expenses are extraordinary or non-recurring);  provided however, such inclusion or exclusion of results shall not apply to a Senior Executive Participant unless the Plan Committee determines that the inclusion or exclusion of such extraordinary items will not impact the Company’s ability to deduct the bonus payable to a Senior Executive Participant under this Program under Section 162(m) of the Code.

(C)General Rules Regarding Bonus Calculation.

(i)Consistent Accounting. In determining whether or not the results of operations for a given fiscal year result in a bonus, Company accounting practices and, except as otherwise modified in this Program, GAAP shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company, approved (in the case of Senior Executive Participants) by the Plan Committee and binding on each Participant.  Notwithstanding the foregoing, if there is any material change in GAAP during a Program Year that results in a material change in accounting for the revenues or expenses of the Company the calculations of the MIP bonus for such Program Year (the “GAAP Change Year”) shall be made as if such change in GAAP had not occurred during the GAAP Change Year.  In determining the MIP bonus for the year following a GAAP Change Year, the calculation shall be made after taking into account such change in GAAP.

(ii)Maximum Bonus. Subject to Section 6 as to Senior Executive Participants, and notwithstanding any other provision in this Program to the contrary, in no event shall any Participant be entitled to a bonus under this Program in excess of 225% of such Participant’s base salary in effect as of the end of the Program Year.

(iii)Tax Law Changes.  If the Internal Revenue Code is amended during the Program Year and, as a result of such amendment(s), the effective tax rate applicable to the earnings of the Company (as described in the “Summary of Accounting Policies” section of the Company’s annual report to the Securities and Exchange Commission on Form 10-K) changes during the Program Year, the determination of the Participant’s Company Performance Bonus for the Program Year (the “Rate Change Year”) shall be made as if such rate change had not occurred during the Rate Change Year.  In determining the

Company Performance Bonus in the year following the Rate Change Year, the calculation shall be made after taking into account such rate change.

4.Payment.  Within ninety (90) days following the end of the Program Year, the Company shall determine, and, in the case of Senior Executive Participants, the Plan Committee shall approve, the amount of any bonus earned by each Participant under this Program.  Such bonus shall be payable in the manner, at the times and in the amounts provided in the Plan.

5.Clawback of Bonus.  In accordance with the Company’s incentive payment clawback policy, in the event of a restatement of financial results (other than a restatement due to a change in accounting policy) within thirty-six (36) months of the payment of a bonus under this Program, if the Plan Committee determines in its sole and absolute discretion, that the bonus paid to a Participant under the Program for the Program Year would have been lower had it been calculated based on such restated results (the “Adjusted MIP Bonus”), then the Plan Committee shall, subject to applicable governing law, recoup from such Participant, in such form and at such time as the Plan Committee determines in its sole and absolute discretion, the difference between the amount previously paid to such Participant pursuant to this Program (without regard to amounts deferred by such Participant under the Company’s executive benefit plans) and the Adjusted MIP Bonus.

6.Provisions Applicable to Senior Executive Participants.

(A)Overall Limitation upon Payments under the Plan to Senior Executive Participants.  Notwithstanding any other provision in this Program to the contrary, in no event shall any Senior Executive Participant be entitled to a bonus amount for the Program Year in excess of one percent (1%) of the Company’s earnings before income taxes as publicly disclosed in the “Consolidated Results of Operations” section of the Company’s Annual Report on Form 10-k filed with the Securities and Exchange Commission for the Program Year.

(B)Limitation on Amendments. Notwithstanding anything to the contrary contained herein, any amendments made to this Program after the date that is ninety (90) days after the beginning of the Program Year shall not apply to the Senior Executive Participants unless the Plan Committee determines that such amendment will not impact the Company’s ability to deduct the bonus payable to a Senior Executive Participant under Section 162(m) of the Code.

(C)Efect of the Acquisition of the USF Holding Corp. Notwithstanding anything to the contrary contained herein, in the event the transaction by which the Company will acquire USF Holding Corp. closes during the Program Year, the Plan Committee reserves the right to adjust the target performance levels set forth on Table A or to add, subtract or otherwise change the performance metrics set forth herein for the Senor Executive Participants.  The Committee will give prompt reasonable notice of any such adjustments or changes.

7.Confidentiality.  The target performance levels set forth on Table A constitute confidential information of the Company, subject to the prohibition on disclosure of confidential information under Sysco’s Code of Conduct. Any disclosure of the target performance levels by a Participant prior to the time such target performance levels are disclosed to the public, as determined by the Plan Committee, will result in a forfeiture (which may include a clawback) of such Participant’s bonus for the Program Year.

8.Delegation of Authority.  Pursuant to Section 2 of the Plan, the Plan Committee hereby delegates discretionary authority granted to the Plan Committee under this Program as well as under the Plan, including but not limited to the authority to determine the target, minimum and maximum performance levels applicable to Participants and the Company and the related payout percentages subject to the maximum bonus levels set forth in Section I(ii) of this Program, to the Senior Officers and each of them individually, except as to Senior Executive Participants.

CONFIDENTIAL

TABLE A

FY 2015 COMPANY PERFORMANCE BONUS

THE PERFORMANCE TARGETS SET FORTH ON THIS TABLE CONSTITUTE “CONFIDENTIAL INFORMATION” AND ANY DISCLOSURE OF SUCH PERFORMANCE TARGETS BY A PARTICIPANT PRIOR TO THE TIME SUCH PERFORMANCE TARGETS BECOME PUBLIC INFORMATION WILL RESULT IN SUCH PARTICIPANT FORFEITING HIS OR HER RIGHTS TO A BONUS UNDER THIS PROGRAM.